Exhibit 99.2
                                                                    ------------
FOR  IMMEDIATE  RELEASE

Vsource  Appointed  as  the  Exclusive  Reseller  of  Gateway  Products

VENTURA, CALIF. AND HONG KONG - JULY 12, 2001 -- Vsource Inc. (NASDAQ: VSRC), a leading provider of Business Process Outsourcing (BPO) and technology services to Asia, today announced that its subsidiary has been appointed as the exclusive reseller of Gateway Inc.'s (NYSE: GTW) products in Hong Kong and Singapore.

Under terms of the exclusive agreement, Vsource will provide all sales and marketing services for Gateway products in the Hong Kong and Singapore markets.
Vsource  will  also  operate  Gateway  retail  stores  and  provide  Customer
Relationship  Management (CRM) for the market.  In addition, Vsource will manage
"delivery-to-your-door service," as done by Gateway in other markets, through which customers receive direct delivery of customized computers.

Vsource enables its clients to expand or enhance their Asia-Pacific businesses via two complementary models: the "Build" model, in which Vsource uses its suite of business services to establish and develop a business unit for an existing company; and the "Operate" model, in which clients outsource their business service needs to Vsource, as in the case of Gateway.

"We are excited to add this highly successful global company to our growing roster of Fortune 500 clients," said Phil Kelly, chief executive officer of Vsource. "We are pleased that Gateway has selected Vsource's BPO and technology services to increase its competitive advantage in the Asian marketplace. We believe that utilizing our complete suite of BPO and technology services will significantly enhance the sales and marketing of Gateway's products."

Mr. Kelly added that Gateway is a significant addition to Vsource's client roster, further strengthening its position as leading provider of BPO and technology services to Asia. As a large customer, the full suite of Vsource services will be utilized, including: business consulting, Customer
Relationship Management (CRM), distribution services, payments and financial services, and supply chain management (SCM).

Under terms of the contract, Gateway's Asian operations will continue to oversee all  branding  and product management in the Hong Kong and Singapore regions and will  retain  responsibility  for  all  warranty  and  technical support for its
customers.   In  addition,  Gateway's Asian operations will serve as the liaison between  Vsource's  team and Gateway's U.S. headquarters.  The two organizations also  will  jointly  manage  the  Hong  Kong  and  Singapore  Web  sites.

"Vsource has developed a highly evolved infrastructure capable of supporting demanding companies with multiple cross-border needs," said Peter Quinlan, managing director, Gateway Asia. "Vsource's expertise in streamlining operations in Asia, coupled with its specialized technical capabilities, makes it an excellent partner for Gateway. We're delighted to be working with Vsource and are confident that its innovative business model will prove complementary to Gateway's own direct model."

In assuming the sales and marketing role for Gateway, Vsource has offered employment to former Gateway sales and marketing staff, increasing Vsource's
Asian  workforce.


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As  of  July  2, Vsource's regional Singapore office began directing the Gateway implementation. Both companies are striving to make the transition seamless and invisible for customers and will not make any changes to Gateway customer support. Service standards, quality control and all essential customer details such as warranties will remain unchanged.

About  Vsource
--------------

On  June  26,  2001,  Vsource  completed  its  acquisition of NetCel360 Holdings
Limited.  Vsource,  Inc.  is  a  publicly  traded  company  focused on providing
Business  Process  Outsourcing  (BPO) and technology services to multinationals,
Asian  conglomerates  and  leading  technology  companies  wanting to streamline operations  to  Asia.  Vsource's  range  of  services and infrastructure include business  consulting,  globalization  services, customer relationship management
(CRM),  payment  and  financial services and supply chain management.  Vsource's customers  include  3Com,  EMC,  Miller Freeman, CoSine Communications and other
Fortune  500  companies.  For  more  information,  visit the Company's Web site:
www.vsource.net
---------------

About  Gateway
--------------

Gateway, Inc. is a direct marketer of personal computers (PCs) and related products and services to consumers and businesses. Gateway develops, manufactures, markets, and supports a broad line of desktop and portable PCs, servers and workstations used by individuals, families, small and medium businesses, government agencies, educational institutions, and large businesses.
Gateway also offers diversified products and services "beyond the box," such as software, peripherals, Internet access services, training programs, support programs and financing programs.

Gateway  has  been  doing  business  in  the  Asia  Pacific region (Gateway Asia
Pacific) since 1995. Since then, Gateway Asia Pacific has continued to expand in the region, and today has manufacturing operations in Malacca, Malaysia to provide products for the region. Gateway Asia Pacific has operations in Singapore, Malaysia, Australia, New Zealand and Japan.

For  more information on Gateway visit the company's Web site:www.gateway2u.com.
                                                              -----------------

Forward  Looking  Statements
----------------------------

Some  of  the statements in this document constitute forward-looking statements.
These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance and achievements expressed or implied by these forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, there is no guarantee that future results, levels of activity, performance or achievements will be attained. Moreover, neither management nor any other person assumes responsibility for the accuracy and completeness of these statements.

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
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CONTACTS:
Vsource - Media Relations   Vsource - Investor Relations  Gateway
Hilary Kaye Associates      Magnum Financial Group LLC    Red Shoe Communications
Joan Murray or Hilary Kaye  Rana Thomas                   Kathy O'Brien;
P. 714/426/0444             P. 213/488/0443               P. (65) 9456 6117 or
jmurray@hkamarcom.com       rthomas@magnumfinancial.com   Justine Moss; P. (65) 342 1724
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

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